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                                                                Exhibit No. 99.2

                        Annual Statement of Compliance
                            Heller Financial, Inc.

The undersigned, a duly authorized representative of Heller Financial, Inc., as Servicer pursuant to the Sale and Servicing Agreement dated as of September 1, 1997, among Heller Equipment Asset Receivables Trust 1997-1, as Issuer, Heller Funding Corporation, as Trust Depositor, Heller Financial, Inc., as Servicer, and Norwest Bank Minnesota, National Association, as Indenture Trustee, does hereby certify that:

     1. Capitalized terms used in this Annual Statement as to Compliance have their respective meanings set forth in the Sale and Servicing Agreement.

     2. Heller Financial, Inc. is as of the date hereof the Servicer under the Sale and Servicing Agreement.

     3. The undersigned is duly authorized pursuant to execute and deliver this Annual Statement of Compliance.

     4. This Statement is delivered pursuant to Section 9.05 of the Sale and Servicing Agreement.

     5. A review of the activities of the Servicer during the year ended December 31, 1999 and of its performance under the Sale and Servicing Agreement was made under the undersigned's supervision.

     6. Based on such review, to the best of the undersigned's knowledge, the Servicer has performed or has caused to be performed in all material respects all of its obligations under the Sale and Servicing Agreement and no Servicer Default has occurred or is continuing.

In Witness Whereof, I have affixed my signature hereto this 31st day of January 2000.


                                       By: /s/ Carol J. Radtke
                                           -------------------------------
                                       Printed Name: Carol J. Radtke
                                       Title:        Assistant Vice President